Exhibit 99.1

Exhibit 99.1
CORRECTION - Neuronetics Announces Preliminary Revenue for Third Quarter 2021

Malvern, PA, Oct 19, 2021 (GLOBE NEWSWIRE) -- In a release issued under the same headline on Tuesday, October 12th from Neuronetics, Inc. (NASDAQ: STIM), please note that the Safe Harbor Statement was inadvertently omitted. No changes were made to the content of the press release and the Safe Harbor Statement has been added, the corrected release follows:

Neuronetics, Inc. (NASDAQ: STIM), a commercial-stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today provided preliminary revenue results for the third quarter of 2021.

The Company expects total revenue for the third quarter to be approximately $13.8 million, compared to previously issued guidance of $15.0 million to $16.0 million. The Company now expects full-year revenue to be in the range of $53.3 million to $54.3 million.

“Our third quarter revenue came in lower than anticipated primarily due to our new sales team requiring additional time to get to full productivity as a result of extended sales cycles driven in part by the uncertain Covid-19 environment.  Despite the uncertainty in the market, we have continued to make solid progress on our strategic initiatives to drive future growth," said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Specifically, in the third quarter, we hosted a second successful NeuroStar Summit while continuing the implementation of a variety of digital and social marketing campaigns to drive awareness.  In addition, we launched a new program that helped identify over 500 patients within existing customer practices who are candidates for NeuroStar therapy. Lastly, we continue to have a productive dialogue with the FDA on potential label expansion and new indications. Timing obviously is outside our control, but we definitely feel like we’re moving in the right direction.”

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from neurohealth conditions. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading transcranial magnetic stimulation (TMS) treatment for major depressive disorder in adults with over four million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2021, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact: Mike Vallie or Mark Klausner Westwicke Partners 443-213-0499 ir@neuronetics.com Media Contact: EvolveMKD 646.517.4220 NeuroStar@evolvemkd.com